UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3038279
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard Glendale, California	91203
(Address of Principal Executive Offices)	(Zip Code)

Dine Brands Global, Inc. 2019 Stock Incentive Plan

(Full Title of the Plan)

Bryan R. Adel

Senior Vice President, Legal, General Counsel and Secretary

Dine Brands Global, Inc.

450 North Brand Boulevard

Glendale, California 91203-1903

(Name and address of agent for service)

(818) 240-6055

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	2,238,561	$86.08	$192,695,330.88	$23,354.67

(1)

This Registration Statement covers the total number of shares of Dine Brands Global, Inc. common stock, par value $0.01 per share (“Common Stock”) available for all awards under the Dine Brands Global, Inc. 2019 Stock Incentive Plan (the “2019 Plan”), which includes 188,561 shares of Common Stock available for future grants under the Dine Brands Global, Inc. 2016 Stock Incentive Plan immediately prior to the effective date of the 2019 Plan. This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the 2019 Plan relating to adjustments for changes resulting from a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event, or an extraordinary cash dividend.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on May 9, 2019.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 21, 2019;

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on May 1, 2019;

(c)

Current Reports on Form  8-K filed on February 21, 2019 (excluding any information furnished under Items  2.02 or 7.01 thereof); May 8, 2019; and both Current Reports on Form 8-K filed on May  14, 2019 regarding (1) the Board of Directors’ declaration of a dividend for the second quarter of 2019; and (2) matters pertaining to our 2019 Annual Meeting of Stockholders; and

(d)

The description of Common Stock contained in the Registrant’s Registration Statement on Form S-3 (Registration No. 333-160836) originally filed with the Commission on July 28, 2009, including any amendment filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities being registered hereby has been passed on by Bryan R. Adel, the Registrant’s Senior Vice President, Legal, General Counsel and Secretary. Mr. Adel will be eligible to participate in the Dine Brands Global, Inc. 2019 Stock Inventive Plan. Mr. Adel beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits the board of directors of a corporation to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, as the case may be, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s restated certificate of incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, Article VIII of the Registrant’s amended bylaws provides that the Registrant will indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, the Registrant has insurance policies that provide liability coverage to directors and officers while acting in such capacities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Dine Brands Global, Inc. (Exhibit 3.1 to Registrant’s Form 10-K filed on February 20, 2018 is incorporated herein by reference).

4.2	Certificate of Amendment to Restated Certificate of Incorporation of Dine Brands Global, Inc. (Exhibit 3.1 to Registrant’s Form 8-K filed on May 14, 2019 is incorporated herein by reference).

4.3	Amended and Restated Bylaws of Dine Brands Global, Inc. (Exhibit 3.2 to Registrant’s Form 8-K filed on May 14, 2019 is incorporated herein by reference).

4.4	Dine Brands Global, Inc. 2019 Stock Incentive Plan (Appendix B to the Registrant’s definitive proxy statement filed on April 1, 2019 is incorporated herein by reference).

5.1	Opinion of Bryan R. Adel, as to the legality of the securities being registered

23.1	Consent of Bryan R. Adel (included in the opinion filed as Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this 14th day of May, 2019.

DINE BRANDS GLOBAL, INC.

By:	/s/ Stephen P. Joyce
Name:	Stephen P. Joyce
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this on this 14th day of May, 2019.

Signatures	Title

/s/ Stephen P. Joyce Stephen P. Joyce	Chief Executive Officer (Principal Executive Officer), Director

/s/ Thomas H. Song Thomas H. Song	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Howard M. Berk Howard M. Berk	Director

/s/ Daniel J. Brestle Daniel J. Brestle	Director

/s/ Richard J. Dahl Richard J. Dahl	Director

/s/ Larry A. Kay Larry A. Kay	Director

/s/ Caroline W. Nahas Caroline W. Nahas	Director

/s/ Douglas M. Pasquale Douglas M. Pasquale	Director

/s/ Gilbert T. Ray Gilbert T. Ray	Director

/s/ Lilian C. Tomovich Lilian C. Tomovich	Director